EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

HopFed Bancorp, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of HopFed Bancorp, Inc. (the Company) of our report dated March 29, 2013, with respect to the consolidated balance sheets of the Company as of December 31, 2012 and 2011, and the related consolidated statements of income, changes in stockholders’ equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2012 in the Company’s December 31, 2012 Annual Report on Form 10-K.

/s/ Rayburn, Bates & Fitzgerald, P.C.

Brentwood, Tennessee

June 28, 2013